UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 29, 2008

Southern Connecticut Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	000-49784	06-1609692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Church Street
New Haven, Connecticut		06510
(Address of Principal Executive Offices)		(Zip Code)
(203) 782-1100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Disposition of Assets.

On February 29, 2008, Southern Connecticut Bancorp, Inc.’s wholly owned subsidiary, the Bank of Southern Connecticut (the “Bank”), completed the sale of its branch located in New London, Connecticut.  The branch was sold to Savings Institute Bank and Trust Company (“SIBC”), a wholly-owned subsidiary of SI Financial Group, Inc. pursuant to the terms of an Agreement for Deposit Transfer and Assumption, Purchase and Sale of Assets and Assignment and Assumption of Lease dated November 13, 2007 (the “Sale Agreement”).  A copy of the Sale Agreement is attached as an exhibit to the current report on Form 8-K filed by the registrant on November 11, 2007.

In connection with the transaction, SIBC:

•	purchased approximately $9.3 million in deposits attributed to the Bank’s New London branch;

•	purchased approximately $7.2 million in loans;

•	purchased certain fixed assets related to the Bank’s New London branch for $644,723; and

•	assumed the Bank’s obligations under the lease for office space at the Bank’s New London branch.

The Bank received a payment of $809,133 from SIBC in connection with the transaction.  The Bank currently anticipates that SIBC will be required by the terms of the Sale Agreement to make two additional payments of approximately $54,000 (based on balances as of February 29, 2008) on or about May 31, 2008 and August 31, 2008.  In total, the Bank will assume an increase in earning assets of approximately $1.6 million.

 ITEM 9.01 Exhibits.
(d)	Exhibits.

99.1	Press release of Southern Connecticut Bancorp, Inc. issued March 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2008	SOUTHERN CONNECTICUT BANCORP, INC. /s/ John H. Howland John H. Howland Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Southern Connecticut Bancorp, Inc. issued March 6, 2008